Exhibit 99.1

  VERMONT PURE HOLDINGS, LTD. ANNOUNCES FINANCIAL RESULTS FOR ITS THIRD FISCAL
                          QUARTER ENDING JULY 31, 2006

                       - OPERATING INCOME INCREASES 37% -

    WATERTOWN, Conn., Sept. 14 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced financial results for the first nine months and third quarter of its fiscal year 2006 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

    Total sales for the quarter increased 8% to $16.5 million from $15.3 million from the third quarter a year ago. Continued sales growth in the third quarter helped increase fiscal year-to-date sales for 2006 5% to $46.4 million from $44 million for the comparable period a year ago.

    Gross profit increased 9% in the third quarter of 2006 to $9.9 million from $9.1 million for the third quarter of 2005. Gross profit increased 5% in the first nine months to $26.8 million from $25.6 million in the comparable period of 2005.

    "We are pleased with the results of what is typically our strongest financial quarter adding momentum to what had already been a year of improvement," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. noting the seasonality of the business. "We have largely been able to maintain margins in our core product categories despite higher energy, commodity, and raw material prices," Baker continued.

    Net income improved to $1,252,000 in the third quarter from $382,000 in the same period a year ago. Net income increased to $1,792,000 in the first nine months of the year from $594,000 for the comparable period last year.

    The Company recognized pre-tax income of $750,000 for a settlement of a legal matter during the quarter which was a one-time non-operating benefit to income in the quarter.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Vermont Pure(R) and Crystal Rock(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                              Nine Months Ended:   Three Months Ended:
                                             -------------------   -------------------
                                             July 31,   July 31,   July 31,   July 31,
(000's $)                                      2006       2005       2006       2005
------------------------------------------   --------   --------   --------   --------
                                                 (Unaudited)           (Unaudited)
Sales                                        $ 46,375   $ 44,025   $ 16,521   $ 15,306

Income from operations                       $  4,656   $  3,544   $  2,082   $  1,525

Net Income                                   $  1,792   $    594   $  1,252   $    382

Basic net earnings per share                 $   0.08   $   0.03   $   0.06   $   0.02
Diluted net earnings per share               $   0.08   $   0.03   $   0.06   $   0.02

Basic Wgt. Avg. Shares Out. (000's)            21,633     21,602     21,645     21,641
Diluted Wgt Avg. Shares Out. (000's)           21,633     21,608     21,645     21,641

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             09/14/2006
    /CONTACT: Peter Baker, CEO, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, both of Vermont Pure Holdings, Ltd./
    /Web site:  http://www.vermontpure.com/
    (VPS)